Exhibit 4.4

BOOKING HOLDINGS INC.

OFFICERS’ CERTIFICATE PURSUANT TO

SECTIONS 2.02 AND 10.04 OF THE INDENTURE

May 11, 2026

Ewout L. Steenbergen and Peter J. Millones do hereby certify that they are the Executive Vice President and Chief Financial Officer, and the Executive Vice President and General Counsel, respectively, of Booking Holdings Inc., a Delaware corporation (the “Company”), and do further certify, pursuant to resolutions of the Board of Directors of the Company adopted on January 22, 2026 (the “Resolutions”), and in accordance with Sections 2.02 and 10.04 of the Indenture (the “Indenture”) dated as of August 8, 2017 between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as follows:

1. Attached hereto as Annex A is a true and correct copy of a specimen note (the “Form of Note”) representing the Company’s 3.500% Senior Notes Due 2030 (the “Notes”). The Notes are a separate Series of Securities under the Indenture.

The Company is initially issuing €600,000,000 in aggregate principal amount of the Notes. The Company may, without the consent of the Holders, issue additional Securities under the Indenture in the future with the same terms (except for the issue date, price to public and, if applicable, the initial interest payment date) and with the same CUSIP and ISIN number as the Notes in an unlimited aggregate principal amount; provided that if any such additional Securities are not fungible with the Notes for U.S. federal income tax purposes, such additional Securities will have separate CUSIP and ISIN numbers.

2. The Form of Note sets forth certain of the terms required to be set forth in this Officers’ Certificate pursuant to Section 2.02 of the Indenture, and said terms are incorporated herein by reference. The Notes were offered at an initial public offering price of 99.846% of the principal amount thereof.

3. U.S. Bank Trust Company, National Association shall be the Trustee under the Indenture and the authenticating agent, Registrar and transfer agent for the Notes. U.S. Bank Europe DAC, UK Branch shall be the Paying Agent for the Notes.

4. For purposes of determining compliance with the payment provisions included in Sections 3.05 and 4.01 of the Indenture, the Company shall deposit money sufficient to pay principal, interest, redemption prices and accrued interest prior to 11:00 a.m. (London time) on the day prior to such payment.

5. In addition to the covenants set forth in Article IV of the Indenture, the Notes shall include the following additional covenants, and such additional covenants and the additional Event of Default referred to in Section 6 below shall be subject to Covenant Defeasance pursuant to Section 8.03 of the Indenture:

“Section 4.06 Limitation on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien securing Indebtedness (the “Initial Lien”) on any of its properties or assets whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes (together with, at the option of the Company, any other Indebtedness of the Company or any of its Subsidiaries ranking equally in right of payment with the Notes) are secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may create, assume, incur or guarantee Indebtedness secured by a Lien without equally and ratably securing the Notes; provided that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any Indebtedness that is being retired substantially concurrently with any such creation, assumption, incurrence or guarantee, the sum of (a) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries secured by Liens other than Permitted Liens and (b) the Attributable Debt associated with all Sale/Leaseback Transactions of the Company and its Restricted Subsidiaries permitted by the last paragraph under Section 4.07, does not at such time exceed the greater of (i) 20% of the Consolidated Net Tangible Assets of the Company measured at the date of incurrence of the Lien and (ii) $3.0 billion.

Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien.

Section 4.07 Limitation on Sale/Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(a) the Company or such Restricted Subsidiary would be entitled to create a Lien on such property securing the Attributable Debt associated with such Sale/Leaseback Transaction without equally and ratably securing the Notes pursuant to Section 4.06;

(b) the net proceeds of the sale of the property to be leased are at least equal to such property’s fair market value, as determined by the Company’s Board of Directors, and the proceeds are applied within 365 days of the effective date of the Sale/Leaseback Transaction to the purchase, construction, development or acquisition of assets or to the repayment of any Indebtedness of the Company that ranks equally with the Notes or any Indebtedness of one or more Restricted Subsidiaries; provided that the amount required to be applied to the repayment of any such Indebtedness pursuant to this clause (b) shall be reduced by the principal amount of any Notes delivered within 365 days after such sale to the Trustee for retirement and cancellation;

(c) such transaction was entered into prior to the Issue Date;

(d) such transaction involves a lease for not more than three years (or which may be terminated by the Company or a Restricted Subsidiary within a period of not more than three years);

(e) such transaction was for the sale and lease between only the Company and a Subsidiary of the Company or only between Subsidiaries of the Company; or

(f) such transaction involves a sale and lease of property executed by the time of, or within 18 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Notwithstanding the restrictions outlined in the preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to enter into Sale/Leaseback Transactions without complying with the requirements of the preceding paragraph if, after giving effect thereto, the aggregate amount of all Attributable Debt associated with Sale/Leaseback Transactions not otherwise permitted by the preceding paragraph that is outstanding at such time, together with the aggregate amount of all outstanding Indebtedness secured by Liens permitted under the second paragraph of Section 4.06, does not exceed the greater of (i) 20% of the Consolidated Net Tangible Assets of the Company measured at the date of the Sale/Leaseback Transaction and (ii) $3.0 billion.”

6. In addition to the Events of Default set forth in Section 6.01 of the Indenture, the Notes shall include the following additional Event of Default, which shall be deemed an Event of Default under Section 6.01(7) of the Indenture:

“default by the Company or any majority owned Subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $100 million in the aggregate of the Company and/or any Subsidiary, whether such debt now exists or shall hereafter be created, which default results in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by the Company or such Subsidiary.”

7. For purposes of determining the principal amount of a Security of any Series issued under the Indenture denominated in a currency other than U.S. dollars, such principal amount shall be the U.S. dollar equivalent, as determined by the Company by reference to the noon buying rate in the City of New York for cable transfers for such currency, as such rate is certified for customs purposes by the Federal Reserve Bank of New York on the date of original issuance of such Security, of the principal amount of such Security.

8. For purposes of determining compliance with the conditions to Legal or Covenant Defeasance of the Notes, euros shall be considered “cash” for purposes of Section 8.04(1) of the Indenture. Each of Section 8.04(2)(b) and Section 8.04(3) shall be amended to replace the word “Holders” therein with the words “beneficial owners.”

9. In addition to the definitions set forth in Article I of the Indenture, the Notes shall include the following additional definitions, which, in the event of a conflict with the definition of terms in the Indenture, shall control:

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the implicit interest factor determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights. In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and

(2) the Attributable Debt determined assuming no such termination.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its Subsidiaries, determined on a consolidated basis, after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, in each case as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q filed or any amendment thereto pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Tangible Assets” is being determined or, if the Company is not required to so file, as reflected on its most recent consolidated balance sheet prepared by the Company in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(a) statements and pronouncements of the Financial Accounting Standards Board;

(b) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(c) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Hedging Obligations” means:

(a) interest rate swap agreements and other agreements designed to hedge or reduce the risk of interest rate fluctuations; and

(b) agreements or arrangements designed to hedge or reduce the risk of fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any Person on any date of determination: the principal in respect of (A) indebtedness of such Person for money borrowed, including, without limitation, indebtedness for money borrowed evidenced by notes, debentures, bonds or other similar instruments and (B) all guarantees in respect of such indebtedness of another Person (it being understood, however, that indebtedness for money borrowed shall in no event include any amounts payable or other liabilities to trade creditors (including undrawn letters of credit) arising in the ordinary course of business). For the avoidance of doubt, Hedging Obligations are not Indebtedness.

“Issue Date” means May 11, 2026, the date on which the Notes were originally issued.

“Lien” means any mortgage or deed of trust, charge, pledge, lien, privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other similar encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Permitted Liens” means, with respect to any Person:

(a) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(b) Liens existing on the Issue Date;

(c) Liens on assets (including shares of Capital Stock) of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other categories of assets owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(d) Liens on assets at the time such Person or any of its Subsidiaries acquires the assets, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such assets); provided, however, that the Liens may not extend to any other categories of assets owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

(e) Liens securing Indebtedness or other obligations of a Restricted Subsidiary of such Person owing to such Person or to another Restricted Subsidiary of such Person;

(f) Liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(g) Liens incurred to secure cash management services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(h) Liens created to secure the Notes and Liens in favor of the Trustee granted in accordance with the Indenture;

(i) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, including Liens or trade letters of credit in favor of any governmental entity, including the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of any such entity, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(j) Liens on the Capital Stock of a Subsidiary that is not a Restricted Subsidiary;

(k) purported Liens evidenced by the filing of precautionary UCC financing statements; and

(l) any extensions, renewals or replacements of any Lien referred to in clauses (a) through (k) without increase of the principal of the Indebtedness secured by such Lien (except to the extent of any fees, premiums or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (a) through (k) shall not extend to or cover any property of the Company or any of its Restricted Subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Restricted Subsidiary” means any Subsidiary other than:

(a) any Subsidiary primarily engaged in financing receivables or in the finance business; or

(b) any Subsidiary that is not a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

10. Each of the undersigned is authorized to approve the form, terms and conditions of the Notes pursuant to the Resolutions.

11. Attached hereto as Annex B is a true and correct copy of each of the Resolutions, which are in full force and effect on the date hereof.

12. The Notes shall be issued as registered Global Securities (subject to exchange for definitive certificated Notes under the circumstances provided in the Indenture) and Euroclear Bank S.A./N.V. and Clearstream Banking, S.A., shall be the Depositary for the Notes and U.S. Bank Europe DAC, UK Branch shall be the common depositary for the Notes.

13. Attached hereto as Annex C is a true and correct copy of the letter addressed to the Trustee entitling the Trustee to rely on certain paragraphs of the Opinion of Counsel attached thereto, which Opinion relates to the Notes and is delivered in compliance with Section 10.04(2) of the Indenture.

14. Each of the undersigned has reviewed the provisions of the Indenture, including the covenants and conditions precedent pertaining to the authentication and issuance of the Notes.

15. In connection with this Officers’ Certificate each of the undersigned has examined documents, corporate records and certificates and has spoken with other officers of the Company.

16. I, Ewout L. Steenbergen and I, Peter J. Millones, have made such examination and investigation as is necessary to enable me to express an informed opinion as to whether or not such covenants and conditions precedent of the Indenture pertaining to the authentication and issuance of the Notes have been satisfied.

17. In each of our respective opinions all of the covenants and conditions precedent provided for in the Indenture for the authentication and issuance of the Notes have been satisfied. Each of us acknowledges on behalf of the Company the validity of any document executed in connection with the issuance of the Notes that is signed by way of a digital signature provided by DocuSign or other similar digital signature provider, and the Company assumes the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties of such digitally signed documents.

Terms used herein that are not otherwise defined but that are defined in the Indenture or the Notes shall have the meanings ascribed thereto in the Indenture or the Notes, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned officers has executed this certificate as of the date first written above.

BOOKING HOLDINGS INC.

/s/ Ewout L. Steenbergen
Ewout L. Steenbergen
Executive Vice President and Chief Financial Officer

/s/ Peter J. Millones
Peter J. Millones
Executive Vice President and General Counsel

[Signature Page to Officers’ Certificate of Indenture 2030 Notes]

ANNEX A

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ANNEX B

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ANNEX C

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